Exhibit 99.1

Capitala Finance Corp. Announces Change in Distribution Payment Frequency

CHARLOTTE, N.C., April 1, 2020 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) announced today that distributions will be made on a quarterly basis, rather than monthly, effective for the second quarter of 2020. The Company will announce details of the second quarter of 2020 distribution at a later date, upon approval by the Board of Directors.

Chairman and Chief Executive Officer Joseph B. Alala, III, stated, “Across our entire firm, we are engaged with the management teams of our existing portfolio companies to determine how this disruption in the economy may impact their need for liquidity and ultimately the impact to our net investment income. Moving to quarterly distributions gives us additional time to continue with these assessments, as circumstances are changing on a daily basis.”

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower and traditional middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies through its credit, growth, and equity investment strategies throughout North America for twenty years. Since its inception in 1998, Capitala Group has invested in over 160 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for its individual and institutional investors. For more information, definition and details visit Capitala Group’s website at www.capitalagroup.com.

Capitala Finance Corp.

Stephen Arnall

CFO|COO

sarnall@capitalagroup.com

SOURCE: Capitala Finance Corp.